   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 2003
                                                  REGISTRATION NO. 333-
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  ------------

                                    CRANE CO.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            13-1952290
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                            100 FIRST STAMFORD PLACE
                           STAMFORD, CONNECTICUT 06902
                                 (203) 363-7300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               AUGUSTUS I. DUPONT
                   VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                                    CRANE CO.
                            100 FIRST STAMFORD PLACE
                           STAMFORD, CONNECTICUT 06902
                                 (203) 363-7300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]_______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  ------------



                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------

                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF          AMOUNT TO BE       OFFERING PRICE          AGGREGATE            AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED           PER UNIT        OFFERING PRICE (1)  REGISTRATION FEE (2)
----------------------------------------------------------------------------------------------------------------------
         Debt Securities              $300,000,000            100%             $300,000,000            $24,270
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o). In no event will the aggregate initial offering price of all Debt Securities issued from time to time pursuant to this Registration Statement exceed $300,000,000. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $300,000,000, less the dollar amount of any Debt Securities previously issued hereunder.

(2) On March 11, 1999, Crane Co. filed a Registration Statement on Form S-3 (No. 333-74271) with respect to Debt Securities with an aggregate initial offering price of up to $250,000,000, and in connection therewith paid an aggregate filing fee of $69,500. Pursuant to Rule 457(p) under the Securities Act of 1933, $13,900 of such filing fee, which amount relates to the $50,000,000 in Debt Securities that remain unsold thereunder, is offset against the currently due filing fee.

                                  ------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2003




PROSPECTUS

                                    CRANE CO.

                                  $300,000,000

                                 DEBT SECURITIES

         We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is _______________, 2003

         You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front cover of this prospectus, any prospectus supplement or those documents.

         As used in this prospectus, the terms "Crane", "we", "our", the "Company", and "us" may, depending upon the context, refer to Crane Co., to one or more of its consolidated subsidiaries or to all of them taken as a whole.



                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
About This Prospectus......................................................  2
Forward-Looking Information................................................  2
Where You Can Find More Information........................................  3
About Crane................................................................  3
Use of Proceeds............................................................  4
Consolidated Ratio of Earnings to Fixed Charges............................  4
Description of Debt Securities.............................................  4
Form, Exchange, Registration And Transfer.................................. 12
Payment And Paying Agents.................................................. 12
Plan of Distribution....................................................... 13
Legal Matters.............................................................. 14
Experts.................................................................... 14

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the SEC using a "shelf" registration process. Using this process, we may offer the debt securities described in this prospectus in one or more offerings with a total initial offering price of up to $300,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any pricing supplement will describe the specific terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING INFORMATION

     This prospectus contains information about us, some of which is incorporated by reference from other documents. This information includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements about our current condition. You can identify forward-looking statements by the use of terms such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," or "anticipates," other similar phrases, or the negatives of these terms.

     We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the markets we serve. We caution you that these statements are not guarantees of future performance and involve risks and uncertainties. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

     o Fluctuations in domestic and international business cycles generally and in end markets for our products such as aerospace, transportation and petrochemical processing;

     o Competitive pressures, including the need for technology improvement, successful new product development and introduction, continued cost reductions, and any inability to pass increased costs of raw materials to customers;

     o Our ongoing need to attract and retain highly qualified personnel and key management;

     o Our ability to successfully value and integrate acquisition candidates;

     o    Decline in demand for our products and services, including:

          o    aircraft products and repair services in our Aerospace segment;

          o production of fiberglass reinforced panels by our Engineered Materials segment for truck trailers, recreational vehicles, industrial or building products;

          o products from our Fluid Handling segment for the petroleum refining and petrochemical processing industries;

          o products from our Controls segment that are utilized in the industrial machinery, oil and gas or heavy equipment industries;

          o changes in demand for our domestic vending machine business and German-based coin validation machine business; and

          o reductions in Congressional appropriations that affect defense spending.

     o Economic instability, currency fluctuation and other risks of doing business outside of the U.S.;

     o Delays in launching or supplying new products or an inability to achieve new product sales objectives, particularly in our domestic vending machine business;

     o Increased price competition from larger competitors, particularly in our Fluid Handling segment;

     o The ability of the United States government to terminate its contracts; and

     o Adverse effects on our business and results of operations, as a whole, as a result of further increases in asbestos claims or the cost of defending and settling such claims.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's Internet site at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

     As permitted by SEC rules, the registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003 and our Current Reports on Form 8-K filed January 23, 2003, April 16, 2003 (other than information filed under Item 12, Results of Operations and Financial Condition, which is not incorporated by reference), June 6, 2003 and August 29, 2003, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering.

     You may request a free copy of these filings by writing or telephoning us at the following address: Crane Co., 100 First Stamford Place, Stamford, CT 06902, Attention: Corporate Secretary; (203) 363-7300. Free copies that we send you will exclude exhibits unless the exhibits are specifically incorporated by reference into the documents requested.

                                   ABOUT CRANE

     We are a diversified manufacturer of engineered industrial products.

     Our strategy is to grow the earnings of niche businesses with high market share, acquire companies that offer strategic fits with existing businesses, aggressively pursue operational and strategic linkages among our businesses, build an aggressive and committed management team whose interests are directly aligned with those of the shareholders and maintain a focused, efficient corporate structure.

     Our business consists of five segments.

     The Aerospace Segment has two business groups: aerospace and electronics. Aerospace products include ELDEC's pressure, fuel flow and position sensors and subsystems; ELDEC's aircraft electrical power components and subsystems; Hydro-Aire's brake control systems; and coolant, lube and fuel pumps from Lear Romec and Hydro-Aire. Electronic products include high-reliability power supplies and custom microelectronics from Interpoint for aerospace, defense, medical and other applications; power management products, electronic radio frequency and microwave frequency components and subsystems from Signal Technology Corporation for the defense, space and military communications markets; and customized contract manufacturing services and products from General Technology Corporation for military and defense applications.

     The Engineered Materials segment consists of Kemlite and Polyflon. Kemlite manufactures fiberglass reinforced plastic panels for the truck trailer and recreational vehicle markets, industrial markets and the commercial construction industry. Polyflon manufactures microwave laminates and other specialty components for wireless communication, magnetic resonance imaging, microwave and radar system manufacturers.

     The Merchandising Systems segment is made up of two parts: Crane Merchandising Systems which makes food, snack and beverage vending machines, and National Rejectors Inc., GmbH which makes coin changers and validators in Europe.

     The Fluid Handling segment manufactures and sells industrial valves and actuators; provides valve testing, service and parts; manufactures and sells pumps and water treatment systems; distributes pipe, valves and fittings; and designs, manufactures and sells corrosion-resistant plastic-lined pipes and fittings.

     The Controls segment includes Barksdale, a producer of ride-leveling, air-suspension control valves for heavy trucks and trailers, as well as pressure, temperature and level sensors used in a range of industrial machinery and equipment and in the marine and mobile hydraulics markets. Azonix/Dynalco manufactures electronic human-machine interface panels for harsh and hazardous environments, such as oil rigs and platforms, and large engine monitoring and diagnostic systems.

     Founded in 1855, Crane employs over 10,400 people in North America, Europe, Asia and Australia. Crane is a Delaware corporation and has its principal executive offices at 100 First Stamford Place, Stamford, CT 06902. Our telephone number is (203) 363-7300.

                                 USE OF PROCEEDS

     We will use the net proceeds from the sale of the debt securities for our general corporate purposes, which may include making additions to our working capital; repaying indebtedness; making acquisitions; or for any other purposes we describe in an accompanying prospectus supplement.

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

                  Year ended                    Ratio of Earnings
                  December 31,                  To Fixed Charges
                  ------------                  ----------------
                  2002......................           2.00x
                  2001......................           6.22x
                  2000......................           8.59x
                  1999......................           6.01x
                  1998......................           7.26x


                  Six Months Ended              Ratio of Earnings
                  June 30,                      To Fixed Charges
                  ------------                  ----------------
                  2003......................           6.87x

     For the purpose of calculating the ratio of earnings to fixed charges, our earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense and one-third of our rental expense, which approximates the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be either senior or subordinated debt securities. This section summarizes terms of the debt securities that are common to all series, the covenants of our company applicable to our senior debt securities and the subordination provisions applicable to our subordinated debt securities. Most of the financial terms and other specific terms of your debt securities are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special federal income tax consequences of the debt securities.

     The debt securities are governed by documents called "indentures." The indentures are contracts between us and a financial institution acting as the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described on page 9 under "Events of Default--Remedies If an Event of Default Occurs." Second, the trustee performs administrative duties for us.

     Senior debt securities will be issued under an indenture between Crane and The Bank of New York, as trustee, and subordinated debt securities will be issued under an indenture between Crane and Lasalle Bank National Association, as trustee. The indentures contain substantially the same terms, except for certain covenants in the indenture for the senior debt securities and the subordination provisions in the indenture for the subordinated debt securities.

     The indentures contain the full text of the matters described in this section. The indentures and the debt securities are governed by New York law. Copies of the indentures have been filed with the SEC and have been incorporated by reference as exhibits to the registration statement. See "Where You Can Find More Information" on page 3 for information on how to obtain a copy. The summary that follows includes references to section numbers of the indentures so that you can more easily locate these provisions.

     Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions used in the indentures. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indentures. We describe the meaning in detail in the indentures. In the prospectus and prospectus supplement, we summarize the meaning for only the more important terms. Whenever we refer to sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your debt securities described in the prospectus supplement.

GENERAL

     We may offer the debt securities from time to time in as many distinct series as we may choose. All debt securities will be direct, unsecured obligations of ours. The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to Senior Indebtedness as described in the "Subordination Provisions" section on pages 7 and 8. Neither indenture limits the amount of debt that we may issue under that indenture, nor does either indenture limit the amount of other unsecured debt or securities that we or our subsidiaries may issue.

     Our sources of payment for the debt securities are revenues from our operations and investments, and cash distributions from our subsidiaries. Our subsidiaries account for most of our consolidated assets and a significant portion of our earnings. As a result, our ability to pay our obligations, including our obligation to make payments on the debt securities, depends upon our subsidiaries repaying investments and advances we have made to them and upon the earnings of our subsidiaries and their distributing those earnings to us. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on the debt securities or to make funds available to us. Our subsidiaries' ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indentures do not limit our subsidiaries' ability to enter into agreements that prohibit or restrict dividends or other payments or advances to us.

     To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all our subsidiaries' liabilities, including their trade payables. This means that our subsidiaries must pay all their creditors in full before their assets are available to pay holders of our debt securities. Even if we are recognized as a creditor of our subsidiaries, our claim would be subordinated to any security interests in their assets and also could be subordinated to all other claims on their assets or earnings.

     The indentures and the debt securities do not contain any covenants or other provisions designed to protect holders of the debt securities if we participate in a highly leveraged transaction. The indentures and the debt securities also do not contain provisions that give holders of the debt securities the right to require us to repurchase their debt securities if our credit ratings decline due to a takeover, recapitalization or similar restructuring or otherwise.

     You should look in the prospectus supplement for the following terms of the debt securities being offered:

     o The title of the debt securities and whether such debt securities will be senior debt securities or subordinated debt securities;

     o    The total principal amount of such debt securities;

     o    The price at which such debt securities will be issued;

     o The date or dates on which such debt securities will mature and the right, if any, to extend such date or dates;

     o The annual rate or rates, if any, at which such debt securities will bear interest, and, if the interest rate is variable, the method of determining such rate;

     o The date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

     o    Any redemption, repayment or sinking fund provision;

     o The form of such debt securities, including whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

     o If the amount of payments of principal of, premium, if any, or interest on the debt securities may be determined by reference to an index, the manner in which that amount will be determined; and

     o Any other terms of the debt securities that will not conflict with the applicable indenture, including any changes or additions to the events of default or covenants described in this prospectus, and any terms which may be required by or advisable under applicable laws or regulations. (Section 2.3 and Section 4.1)

     Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special federal income tax and other special considerations applicable to any discounted debt securities or to debt securities issued at par which are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

RESTRICTIVE COVENANTS

     We have agreed to two principal restrictions on our activities and the activities of our Subsidiaries for the benefit only of holders of the senior debt securities. The restrictive covenants summarized below will apply to each series of senior debt securities as long as any of those senior debt securities are outstanding, unless waived or amended, or the prospectus supplement states otherwise.

     CAPITALIZED TERMS. Definitions of some of the important capitalized terms used in this section can be found under "Certain Definitions Relating to our Restrictive Covenants" on page 7.

     RESTRICTIONS ON LIENS. Some of our property may be subject to a mortgage or other legal mechanism that gives some of our lenders preferential rights in that property over other general creditors, including the direct holders of the senior debt securities, if we fail to pay them back. These preferential rights are called "Liens." We agree in the indenture for the senior debt securities that, with certain exceptions described below, we will not, and we will not permit any of our Subsidiaries to, become obligated on any new debt that is secured by a Lien on any of our or our Subsidiaries' property, unless we or our Subsidiary grant an equal or higher-ranking Lien on the same property to the direct holders of the senior debt securities and, if we so determine, to the holders of any of our other debt that ranks equally with the senior debt securities. (Section 3.9)

     We do not need to comply with this restriction if the amount of all of our and our Subsidiaries' debt that would be secured by Liens on our property or the property of our Subsidiaries and all "Attributable Debt" as described under "Restrictions on Sales and Leasebacks," below, that results from a Sale and Leaseback Transaction involving our property or the property of our Subsidiaries, is not more than 10% of our Consolidated Net Tangible Assets.

     When we calculate the limits imposed by this restriction, we can disregard the following types of Liens:

     o Liens on the property of any of our Subsidiaries, if those Liens are existing at the time the corporation becomes our Subsidiary;

     o Liens on property existing at the time we acquire the property, including property we may acquire through a merger or similar transaction, or that we grant in order to purchase the property (sometimes called "purchase money mortgages");

     o    Intercompany Liens in favor of us or our wholly owned Subsidiaries;

     o Liens in favor of federal or state governmental bodies or any other country or political subdivision of another country, that we may grant in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

     o    Liens that extend, renew or replace any of the Liens described above;

     o Liens that arise in the ordinary course of business and that relate to amounts that are not yet due or that we are contesting in good faith;

     o    Liens that arise under worker's compensation laws or similar laws;

     o Liens that arise from lawsuits that we are contesting in good faith, judgment Liens that are satisfied within 15 days after the imposition of the Lien becomes unappealable, and Liens incurred by us for the purpose of securing our discharge from a lawsuit;

     o Liens in favor of a taxing authority for taxes that are not delinquent, that we can pay without penalty, or that we are contesting in good faith; and

     o Other Liens that arise in the ordinary course of our business that are not incurred in connection with the creation of debt and that do not, in our opinion, impair the value of the assets encumbered by the Liens.

     We are permitted to have as much unsecured debt as we choose.

     RESTRICTIONS ON SALES AND LEASEBACKS. We agree that we will not and will not permit our Subsidiaries to enter into any Sale and Leaseback Transaction involving our property or the property of our Subsidiaries, unless we comply with this restrictive covenant. A "Sale and Leaseback Transaction" generally is an arrangement between us and a bank, insurance company or other lender or investor where we lease a property which was or will be sold by us to that lender or investor, other than a lease for a period of three years or less. (Section 3.10)

     We can comply with this restrictive covenant in one of two ways:

     o We will be in compliance if we could, at the time of the transaction, grant a Lien on the property to be leased in an amount equal to the Attributable Debt for the Sale and Leaseback Transaction without being required to grant an equal or higher-ranking Lien to the direct holders of the senior debt securities as described on page 6 under "Restrictions on Liens."

     o We can also comply if the proceeds of the sale of the property are at least equal to its fair market value and within 90 days of the transaction we apply an amount equal to the proceeds either to purchase property or to retire senior debt securities, or any other debt that has a maturity of more than one year or is by its terms renewable or extendible beyond one year at our option.

     CERTAIN DEFINITIONS RELATING TO OUR RESTRICTIVE COVENANTS. Following are summary definitions of some of the capitalized terms that are important in understanding the restrictive covenants previously described.

     "Attributable Debt" means the total present value of the rental payments during the remaining term of any lease associated with a Sale and Leaseback Transaction. To determine that present value, we use a discount rate equal to the average interest borne by all outstanding senior debt securities determined on a weighted average basis and compounded semi-annually.

     "Consolidated Net Tangible Assets" is the total amount of assets after subtracting all current liabilities and all trade names, trademarks, licenses, patents, copyrights, goodwill, organizational costs and deferred charges, other than prepaid items and tangible assets being amortized, as those amounts appear on our most recent quarterly or annual consolidated balance sheet.

     "Subsidiary" means a corporation in which we and/or one or more of our other Subsidiaries owns at least 50% of the voting stock, which means stock that ordinarily permits its owners to vote for the election of directors. (Section 1.1)

SUBORDINATION PROVISIONS

     Under the indenture for the subordinated debt securities, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated to the prior payment in full of all of our Senior Indebtedness. (Section 12.1)

     "Senior Indebtedness" is defined as the principal of, premium, if any, and interest on, and any other payment due pursuant to, any of the following, whether outstanding on the date of the indenture for the subordinated debt securities or incurred or created after that date:

     o    All our indebtedness for money borrowed;

     o All our indebtedness evidenced by notes, debentures, bonds or other securities, including the senior debt securities;

     o All our lease obligations that are capitalized on our books in accordance with generally accepted accounting principles;

     o All indebtedness and all lease obligations of others of the kinds described above assumed by or guaranteed in any manner by us or in effect guaranteed by us; and

     o All renewals, extensions or refundings of indebtedness, leases or other obligations of the kinds described above.

     None of the indebtedness described above will be part of Senior Indebtedness, however, if the relevant instrument or lease expressly provides that such indebtedness, lease, renewal, extension or refunding is subordinate to any of our other indebtedness, or is not higher-ranking than, or is of an equal rank with, the subordinated debt securities. Senior Indebtedness also will not include (i) any of our obligations to any Subsidiary or (ii) indebtedness for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business. (Section 1.1)

     If and as long as there is a continuing default in the payment of any Senior Indebtedness after any applicable grace period, we will not make or agree to make any payments of principal, premium or interest on the subordinated debt securities, or for any redemption, retirement, purchase, other acquisition or defeasance of the subordinated debt securities.

     Payment of principal and interest on the subordinated debt securities upon our dissolution, winding up, liquidation or reorganization also will generally be subordinated to the prior payment in full of all Senior Indebtedness. As a result, in such an event holders of Senior Indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. (Section 12.2)

     Subordination will not prevent the occurrence of any Event of Default under the indenture for the subordinated debt securities. (Section 12.1)

     Upon the effectiveness of any defeasance for a series of subordinated debt securities as described on page 10 under "Defeasance," the series will cease to be subordinated. (Section 12.8)

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness as of a recent date. As of September 16, 2003, we had approximately $400.1 million of outstanding debt that would have constituted Senior Indebtedness and $1.1 million of outstanding indebtedness of Subsidiaries. Except for the restrictive covenants in the indenture for the senior debt securities, the indentures do not limit other debt that may be incurred or issued by us or our subsidiaries or contain financial or similar restrictions on us or our subsidiaries.

MERGERS AND SIMILAR EVENTS

     We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets. However, we may not take any of these actions unless the following conditions are met:

     o If we merge out of existence or sell our assets, the other company must be a corporation organized under the laws of a state of the United States or the District of Columbia or under federal law and it must agree to be legally responsible for the debt securities.

     o The merger, sale of assets or other transaction must not cause a default on the debt securities. For purposes of this no default test, a default would include an Event of Default that has occurred and not been cured, as described on pages 8 and 9 under "Events of Default-- What is an Event of Default?" and would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 8.1)

     o It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to Liens. Under the indenture for the senior debt securities, we have agreed to limit Liens, as discussed on pages 6 and 7 under "Restrictive Covenants -- Restrictions on Liens." If a merger or other transaction would create Liens on our property or the property of our Subsidiaries that are not permitted by that restrictive covenant, we or our successor would be required to grant an equal or higher-ranking Lien on the same property to the direct holders of senior debt securities. (Section 3.9)

EVENTS OF DEFAULT

     You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? The term "Event of Default" means any of the following:

     o We do not pay interest on a debt security within 30 days of its due date;

     o We do not pay the principal of or premium on a debt security on its due date;

     o    We do not pay any sinking fund installment on its due date;

     o We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;

     o We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

     o Any other Event of Default described in the prospectus supplement occurs.

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of the affected series to be due and immediately payable. This is called a "declaration of acceleration of maturity." Under some circumstances, a declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of that series. (Section 4.1)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability.

     If reasonable protection from expenses and liabilities is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in some circumstances. (Section 4.9)

     Before you bypass the trustee and bring your own lawsuit or other formal legal action or take any other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     o You must give the trustee written notice that an Event of Default has occurred and remains uncured;

     o The holders of 25% in principal amount of all outstanding debt securities of the affected series must make a written request that the trustee take action because of the default, and must offer reasonable protection to the trustee against the cost and other liabilities of taking that action; and

     o The trustee must have not taken action for 60 days after receipt of the above notice and offer of protection. (Section 4.6)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 4.7)

     "Street Name" and other indirect holders who are described on pages 10 and 11 should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

     We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default. (Section 3.5)

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indentures and the debt securities.

     CHANGES REQUIRING APPROVAL OF ALL HOLDERS. First, there are changes that cannot be made to your debt securities without the approval of every holder affected by the proposed change. A list of those types of changes follows:

     o Change the due date of the principal of or interest on a debt security;

     o    Reduce any amounts due on a debt security;

     o    Change the currency of payment on a debt security;

     o    Impair your right to sue for payment;

     o Reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures; and

     o Reduce the percentage of holders of debt securities whose consent is needed to waive compliance with some provisions of the indentures or to waive some defaults. (Section 7.2)

     CHANGES REQUIRING APPROVAL OF LESS THAN ALL HOLDERS. The second type of change to the indentures and the debt securities is the kind that requires the approval of less than all holders of the affected series. This category includes changes that require approval of holders owning either 66-2/3% or, in some cases, a majority, of the outstanding principal amount of the affected series.

     Most changes to the indentures and debt securities cannot be made without a 66-2/3% vote. (Section 7.2) The same 66-2/3% vote is required to waive compliance in whole or in part with the restrictive covenants described under "Restrictive Covenants" beginning on page 6. (Section 3.11)

     A majority vote is required to waive any default under the indentures, other than a default that results from the breach of a covenant or other provision that cannot be amended without the consent of all the holders of the affected series. (Section 4.10)

     CHANGES NOT REQUIRING APPROVAL OF HOLDERS. The third type of change does not require any vote by holders of debt securities. This type of change is limited to clarifications and other changes that would not adversely affect holders of the debt securities. (Section 7.1)

     With respect to any vote of holders of debt securities, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indentures. (Section 6.2)

     "Street Name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

DEFEASANCE

     When we use the term "defeasance," we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee funds or government securities sufficient to make payments on a series of debt securities on their due dates, then, at our option, one of the following will occur:

     o We will be discharged from our obligations with respect to the debt securities of that series (called legal defeasance); or

     o We will no longer have to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (called covenant defeasance).

     In the case of legal defeasance of a series of debt securities, the direct holders of that series of debt securities will not be entitled to the benefits of the indenture. You would have to rely solely on the funds deposited with the trustee for repayment of the debt securities. In the unlikely event of a shortfall in those funds, you could not look to us for repayment. (Section 9.3) The funds deposited with the trustee, however, would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from the subordination provisions of the subordinated debt securities described under "Subordination Provisions" on page
7. (Section 12.8)

     In the case of covenant defeasance of a series of debt securities, we would still be obligated to pay principal, premium, if any, and interest on the debt securities of the affected series. You would lose the protection of the restrictive covenants described beginning on page 6 under "Restrictive Covenants" and our obligations described above under "Mergers and Similar Events" on page 8, but you would have the added protection of having money and securities set aside in trust to repay the debt securities. If there were a shortfall in the trust deposit, you could still look to us for repayment of the debt securities. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall. You would also be released from the subordination provisions of the subordinated debt securities described under "Subordination Provisions" beginning on page 7. (Section 9.4)

     We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the affected series of debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion must be based on a ruling from the IRS or a change in tax law to that effect. (Section 9.5)

"STREET NAME" AND OTHER INDIRECT HOLDERS

     Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in "Street Name." Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in "Street Name," you should check with your own institution to find out:

     o    How it handles payments and notices;

     o    Whether it imposes fees or charges;

     o    How it would handle voting if applicable;

     o Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

     o If applicable, how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustees under the indentures and those of any third parties employed by us or the trustees, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in "Street Name" or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "Street Name" customer but does not do so.

GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held debt security as described under " `Street Name' and Other Indirect Holders" beginning on page 10. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the "depositary." Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities and, if so, describes the specific terms of the arrangement with the depositary.

     SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

     An investor should be aware that if securities are issued only in the form of global securities:

     o The investor cannot get debt securities registered in his or her own name;

     o The investor cannot receive physical certificates for his or her interest in the debt securities;

     o The investor will be a "Street Name" holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities. See " `Street Name' and Other Indirect Holders" beginning on page 10;

     o The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

     o The depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security. We and the trustees have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustees also do not supervise the depositary in any way.

     SPECIAL SITUATIONS WHEN GLOBAL SECURITY WILL BE TERMINATED. In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in "Street Name" will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. The rights of "Street Name" investors and direct holders in the debt securities have been previously described in subsections entitled "`Street Name' and Other Indirect Holders" and "Direct Holders" on pages 10 and 11.

     The special situations for termination of a global security are:

     o When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not appoint a successor depositary.

     o When an Event of Default on the debt securities has occurred and has not been cured.

     o    At any time if we decide to terminate a global security.

     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct holders.

                    FORM, EXCHANGE, REGISTRATION AND TRANSFER

     We will issue the debt securities in registered form, without interest coupons, and, unless we inform you otherwise in the prospectus supplement, only in denominations of $1,000 and multiples of $1,000. We will not charge a service fee for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate.

     The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have appointed the trustee under each indenture as security registrar for the debt securities issued under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

     In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of the notice, except the unredeemed portion of any debt security being redeemed in part.

                            PAYMENT AND PAYING AGENTS

     Unless we inform you otherwise in the prospectus supplement:

     o Payments on the debt securities will be made in U.S. dollars by check mailed to the holder's registered address or, with respect to global debt securities, by wire transfer;

     o We will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment; and

     o The trustee under each indenture will be designated as our paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date when the payment was due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease. (Section 9.8)

                              PLAN OF DISTRIBUTION

     We may sell the debt securities (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information:

     o    the terms of the offering;

     o    the names of any underwriters or agents;

     o    the purchase price of the debt securities from us;

     o    the net proceeds to us from the sale of the debt securities;

     o    any delayed delivery arrangements;

     o any underwriting discounts and other items constituting underwriters' compensation;

     o    the initial public offering price; and

     o    any discounts or concessions allowed or reallowed or paid to dealers.

SALE THROUGH UNDERWRITERS OR DEALERS

     If we use underwriters in the sale, the underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer debt securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the underwriters will be obligated to purchase all the offered debt securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered debt securities sold for their account may be reclaimed by the syndicate if such offered debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered debt securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

     If we use dealers in the sale of debt securities, we will sell the debt securities to them as principals. They may then resell those debt securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

     We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered debt securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

DELAYED DELIVERY CONTRACTS

     If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from institutions to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

INDEMNIFICATION

     We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make.

                                  LEGAL MATTERS

     Augustus I. duPont, Esq., our Vice President, General Counsel and Secretary, will give an opinion on the validity of the debt securities on behalf of Crane. Davis Polk & Wardwell, New York, New York will give an opinion on the validity of the debt securities on behalf of the underwriters of the debt securities. As of September 16, 2003, Mr. duPont beneficially owned 56,289 shares of our common stock directly, of which 43,144 shares are subject to forfeiture upon failure of the vesting conditions in our restricted stock award plans, 1,732 shares of common stock under our Savings and Investment Plan and options to purchase 289,234 shares of common stock granted under our stock option plans which are exercisable within 60 days of such date.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

         Registration Fee                                $ 10,370
         Printing                                          20,000
         Accounting Fees                                    2,500
         Legal Fees                                        10,000
         Trustee Fees                                       5,000
         Rating Agency Fees                               112,500
         Miscellaneous                                   $  4,630
                                                         ----------
              Total                                      $165,000
                                                         ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article IX of the Company's Certificate of Incorporation provides that the personal liability of directors of the Company is eliminated to the fullest extent permitted by
Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a Delaware corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys' fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the Corporation if it is determined that the director or the officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article X of the Company's By-Laws provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in accordance with the standard of conduct set forth in Article X. Article X further permits the Company to maintain insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under Article X. The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

     The Company has entered into agreements with each of its directors and officers pursuant to which the Company has agreed to indemnify such directors and officers, and to advance expenses in connection therewith, to the fullest extent permitted by law, and to maintain Director's and Officers' liability insurance on behalf of such indemnified persons unless, in the business judgment of the Board of Directors of the Company, the premium cost for such insurance is substantially disproportionate to the amount of coverage or the coverage is so limited by exclusions that there is insufficient benefit from such insurance. The agreements further provide that, if indemnification is not available, then in any case in which the Company is jointly liable with the indemnified person the Company will contribute to the fullest extent permitted by law to the amount of expenses, judgments, fines and settlements paid or payable by the indemnified person in such proportion as is appropriate to reflect the relative benefits received, and the relative fault of, the Company and the indemnified person. Such rights cannot be modified, except as required by law, by any change in the Company's Certificate of Incorporation or By-Laws.

     The indemnification described in the preceding paragraphs may include indemnification against liabilities arising under the Securities Act. In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with or incorporated by reference in this registration statement:


EXHIBIT NO.                                                DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
    1.1        Form of Underwriting Agreement (filed herewith).

    1.2        Form of Distribution Agreement (incorporated by reference to Exhibit 1.2 to the Registration
               Statement on Form S-3 of Crane (No. 33-53709).

    4.1        Senior Indenture dated as of April 1, 1991, between Crane Co. and The Bank of New York, as
               Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of
               Crane filed on September 16, 1998).

    4.2        Form of Subordinated Indenture between Crane Co. and Lasalle Bank National Association, as
               Trustee (filed herewith).

    5.1        Opinion of Augustus I. duPont (filed herewith).

    12.1       Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to
               Exhibit 12 to the Current Report on Form 8-K of Crane filed on September 8, 2003).

    23.1       Consent of Augustus I. duPont  (included in opinion filed as Exhibit 5.1).

    23.2       Consent of Deloitte & Touche LLP (filed herewith).

    24.1       Power of Attorney (appears on signature page).

    25.1       Form T-1 Statement of Eligibility and Qualification under The Trust Indenture Act of 1939 of The
               Bank of New York (filed herewith).

    25.2       Form T-1 Statement of Eligibility and Qualification under The Trust Indenture Act of 1939 of
               Lasalle Bank National Association (filed herewith).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on September 22, 2003.


                                   CRANE CO.

                                   By: /s/ Eric C. Fast
                                      ------------------------------------------
                                           Eric C. Fast
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

     Know all persons by these presents, that each person whose signature appears below constitutes and appoints George S. Scimone and Augustus I. duPont, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments pursuant to Rule 462(b) or otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                   SIGNATURE                                        CAPACITY                            DATE
                   ---------                                        --------                            ----
/s/ Eric C. Fast                                  President and Chief Executive Officer and     September 22, 2003
--------------------------------------------      Director
Eric C. Fast


/s/ George S. Scimone                             Vice President- Finance and Chief Financial   September 22, 2003
--------------------------------------------      Officer
George S. Scimone


/s/ Joan Atkinson Nano                            Vice President and Controller                 September 22, 2003
--------------------------------------------
Joan Atkinson Nano

/s/ R.S. Evans                                    Director                                      September 22, 2003
--------------------------------------------
R.S. Evans


/s/ E. Thayer Bigelow, Jr.                        Director                                      September 22, 2003
--------------------------------------------
E. Thayer Bigelow, Jr.







/s/ Richard S. Forte                              Director                                      September 22, 2003
--------------------------------------------
Richard S. Forte


/s/ Dorsey R. Gardner                             Director                                      September 22, 2003
--------------------------------------------
Dorsey R. Gardner


/s/ Jean Gaulin                                   Director                                      September 22, 2003
--------------------------------------------
Jean Gaulin


/s/ William E. Lipner                             Director                                      September 22, 2003
--------------------------------------------
William E. Lipner


/s/ Dwight C. Minton                              Director                                      September 22, 2003
--------------------------------------------
Dwight C. Minton


/s/ Charles J. Queenan, Jr.                       Director                                      September 22, 2003
--------------------------------------------------
Charles J. Queenan, Jr.


/s/ James L. L. Tullis                            Director                                      September 22, 2003
--------------------------------------------
James L. L. Tullis


                                  EXHIBIT INDEX


EXHIBIT NO.                                                DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
    1.1        Form of Underwriting Agreement (filed herewith).

    1.2        Form of Distribution Agreement (incorporated by reference to Exhibit 1.2 to the Registration
               Statement on Form S-3 of Crane (No. 33-53709).

    4.1        Senior Indenture dated as of April 1, 1991, between Crane Co. and The Bank of New York, as
               Trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of
               Crane filed on September 16, 1998).

    4.2        Form of Subordinated Indenture between Crane Co. and Lasalle Bank National Association, as
               Trustee (filed herewith).

    5.1        Opinion of Augustus I. duPont (filed herewith).

    12.1       Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to
               Exhibit 12 to the Current Report on Form 8-K of Crane filed on September 8, 2003).

    23.1       Consent of Augustus I. duPont (included in opinion filed as Exhibit 5.1).

    23.2       Consent of Deloitte & Touche LLP (filed herewith).

    24.1       Power of Attorney (appears on signature page).

    25.1       Form T-1 Statement of Eligibility and Qualification under The Trust Indenture Act of 1939 of
               The Bank of New York (filed herewith).

    25.2       Form T-1 Statement of Eligibility and Qualification under The Trust Indenture Act of 1939 of
               Lasalle Bank National Association (filed herewith).